Monday, October 23, 2006

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS EARNINGS
FOR THIRD QUARTER 2006

CANFIELD, Ohio (October 23, 2006) – Farmers National Banc Corp. (OTC BB: FMNB), today reported net income for the three months ended September 30, 2006 of $1.751 million, compared with $1.888 million in the preceding quarter and $2.028 million in the prior-year quarter. Diluted earnings per share were $0.13 for the current quarter compared with $0.15 for the preceding quarter and $0.16 for the third quarter in 2005.

For the nine months ended September 30, 2006, Farmers National Banc Corp. recorded net income of $5.601 million, or $0.43 per diluted share, compared to $6.197 million, or $0.48 per diluted share for the first nine months of 2005. Annualized returns on average assets and average equity equate to .91% and 10.00% respectively, compared to 1.00% and 10.63% at this same time in 2005.

The company’s total assets ended the third quarter of 2006 at $816.7 million, compared to $833.0 million in total assets recorded at September 30, 2005, and $827.1 million in assets as of the end of 2005. Net loans, which represent 62% of total assets, were $505.8 million at September 30, 2006, unchanged compared to September 30, 2005, but slightly less than the $506 million in net loans reported at the year-end 2005.

Commenting on these results, Frank L. Paden, President & CEO stated, “Since our net interest income represents approximately 82% of our total operating income, we continue to be pressured by the inverted yield curve, which basically has a direct impact on our net interest margin and our earnings report quarter over quarter. Following seventeen consecutive short-term interest rate increases, the Federal Reserve has now held rates steady in August and September. Despite this recent action, our overall funding costs to support our growth in commercial real estate loans continue to put pressure on our loan pricing models. Rather than take on any additional credit risk, our long-term strategy is to continue to focus on asset quality and increase our level of interest sensitive assets to offset the competitive short-term deposit rates that are offered in our geographic markets. To help overcome this difficult interest rate environment, we increased non-interest income by approximately 19% and we have been able to reduce our non-interest expenses by nearly 3% during this same nine-month period.”

Net Interest Income -— Net interest income was $5.916 million for the third quarter of 2006, which compares to $6.039 million in the preceding quarter and $6.833 million in the third quarter of 2005. For the nine months ended September 30, 2006, the net interest income was $18.1 million compared to $20.6 million for the same nine-month period in 2005. The annualized net interest income to average earning assets on a fully taxable equivalent basis was 3.34% for the nine months ended September 30, 2006, compared to 3.72% in 2005.

Non-Interest Income -— Non-interest income, including gains on the sale of securities, was $1.336 million in the third quarter of 2006, compared to $1.331 million in the preceding quarter and $1.188 million in the third quarter in 2005. For the nine month period ended September 30, 2006, non-interest income was $3.960 million, an increase of $637 thousand, or 19.2% over the $3.323 million reported for the first nine months in 2005. This growth in noninterest income is primarily the result of a $227 thousand increase in security gains, a $204 thousand increase in deposit account income and a $206 increase in other operating income.

Operating Expenses -— Non-interest expenses totaled $5.017 million for the third quarter of 2006, which compares to $5.066 million for the third quarter of 2005 and $4.889 million for the second quarter of 2006. For the nine months ended, operating expenses decreased 2.93% from $15.111 million in 2005 to $14.669 million at September 30, 2006. Most of this decrease is the result of a $181 decline in other operating expenses and a $154 decrease in occupancy and equipment expense. The company’s efficiency ratio for the first nine months of 2006 was 68.06%, as compared to 63.83% in the prior year’s same nine-month period.

Asset Quality -— As of September 30, 2006, non-performing loans were $1.853 million or .36% of total loans, compared to $1.593 million or .31% of total loans at this same time in 2005. On September 30, 2006, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 315%, compared to 386% in September 2005. The provision for loan losses was $30 thousand for the third quarter of 2006 and $200 thousand for the first nine months of this year. The annualized net charge off/average loan ratio for the period ending September 30, 2006 is .05%, improving from .15% at this same time in 2005.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses a systematic methodology to estimate its allowance for loan losses. The methodology takes into consideration not only charge-offs but also the quality of the company’s loans and the types and amounts of loans comprising the loan portfolio, while considering adjustments and estimates based on various environmental factors. As of September 30, 2006, the ALLL/total loan ratio was 1.14% compared to 1.20% at the end of the third quarter of 2005.

Farmers National Banc Corp., is the bank holding company for the Farmers National Bank of Canfield. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are asset quality, interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiary
Consolidated Financial Highlights
(Amounts in thousands, except per share data)
Consolidated Statements of Income	For the Three Months Ended		For the Nine Months Ended
	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005
Total interest and dividend income	$11,171	$10,818	$32,833	$31,635
Total interest expense	5,255	3,985	14,724	10,995

Net interest income	5,916	6,833	18,109	20,640
Provision for loan losses	30	260	200	529
Other income	1,336	1,188	3,960	3,323
Other expense	5,017	5,066	14,669	15,111

Income before income taxes	2,205	2,695	7,200	8,323
Income taxes	454	667	1,599	2,126

Net income	$1,751	$2,028	$5,601	$6,197

Basic and diluted earnings per share	$0.13	$0.16	$0.43	$0.48
Cash dividends	2,085	2,079	6,230	6,232
Cash dividends per share	0.16	0.16	0.48	0.48
Book value per share	5.85	5.93	5.85	5.93
Consolidated Statements of Financial Condition		Sept. 30, 2006	Sept. 30, 2005
Assets
Cash and cash equivalents		$34,913	$30,311
Securities available for sale		243,164	267,977
Loans		511,597	511,896
Less allowance for loan losses		5,845	6,144

Net Loans		505,752	505,752

Other assets		32,862	28,945

Total Assets		$816,691	$832,985

Liabilities and Stockholders’ Equity
Deposits		$604,491	$627,069
Other interest-bearing liabilities		128,227	125,870
Other liabilities		7,400	2,551

Total liabilities		740,118	755,490
Stockholders’ Equity		76,573	77,495

Total Liabilities and Stockholders’ Equity		$816,691	$832,985

Period-end shares outstanding		13,084	13,061
Ratios
Return on Average Assets (Annualized)		0.91%	1.00%
Return on Average Equity (Annualized)		10.00	10.63
Efficiency Ratio (Year-to-date)		68.06	63.83
Capital to Asset Ratio		9.38	9.30
Dividends to Net Income (Year-to-date)		111.23	100.56
Loans to Assets		62.64	61.45
Net Loans to Deposits		83.67	80.65
Allowance for Loan Losses to Total Loans		1.14	1.20
Non-performing Loans to Total Loans		0.36	0.31
Unaudited